As filed with the Securities and Exchange Commission on October 31, 2022.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(203) 890-0557

(Address and telephone number of principal executive offices and principal place of business)

Norman E. Snyder, Jr.

Chief Executive Officer

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(203) 890-0557

(Name, address and telephone number of agent for service)

With copies to:

Ruba Qashu Raines Feldman LLP 1800 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Telephone: (949) 355-5405	Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated October 31, 2022.

Up to           Shares of Common Stock

We are offering          shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “REED.” The last reported sale price of our common stock on Nasdaq on October 28, 2022 was $0.1449 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page 13 of this prospectus for additional information.

We have granted the underwriter a 45-day over-allotment option to purchase up to an additional shares of common stock from us at the public offering price above, less the underwriting discounts and commissions.

The underwriter expects to deliver the shares of common stock on or about , 2022.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is                  , 2022

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. References in this prospectus to “we,” “us,” “its,” “our” or the “Company” are to Reed’s, Inc., as appropriate to the context.

Overview

Reed’s owns a leading portfolio of handcrafted, natural beverages that is sold in over 45,000 outlets nationwide. These outlets include the natural and specialty food channel, grocery stores, mass merchants, drug stores, convenience stores, club stores and on-premise locations including bars and restaurants. Reed’s two core brands are Reed’s, which includes Reed’s Craft Ginger Beer and Reed’s Real Ginger Ale, and Virgil’s Handcrafted sodas. Reed’s Craft Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices, honey and fruit juices. Reed’s uses this same handcrafted approach in its Reed’s Real Ginger Ale and Virgil’s line of great tasting, bold flavored craft sodas, including its award-winning Virgil’s Root Beer.

Reed’s is the leading ginger beer in the US; Virgil’s is the independent natural full line craft soda and is a leader in the craft soda category.

Our Products

We make our hand-crafted beverages with only premium, natural ingredients. Our products are free of genetically modified organisms (“GMOs”) and artificial preservatives. Over the years, Reed’s has developed several product offerings. In 2019, we streamlined our focus to our core categories of Reed’s Ginger Beverages and Virgil’s Craft Sodas. In April 2020, we launched our new line of Reed’s Real Ginger Ales, in both Full Sugar and Zero Sugar varieties, made with 2,000 mg of fresh organic ginger. In 2021, we extended our Ginger Ale offerings with Mocktails and we entered the alcohol space with the launch of our RTD Classic Mule that is 7% ALC and Zero Sugar.

Reed’s Craft Ginger Beer

Reed’s Craft Ginger Beer is set apart from other ginger beers by its proprietary process of brewing fresh ginger root, its exclusive use of natural ingredients, and its authentic Jamaican-inspired recipe. We do not use artificial preservatives, artificial flavors, or colors, and Reed’s Ginger Beer is certified kosher. We offer different levels of fresh ginger content, ranging from our lightest-spiced Original, to our medium-spiced Extra, and finally to our spiciest Strongest. We also offer three sweetener options: one with cane sugar, honey and fruit juices; one with honey and pineapple juice; and another without sugar (Zero Sugar) made from an innovative blend of natural sweeteners. In 2021, we expanded our Extra Ginger Beer portfolio into cans offerings.

As of the end of 2021, the Reed’s Craft Ginger Beer line included five major varieties with a mix of bottles and cans:

●	Reed’s Original Ginger Beer – Our first to market product uses a Jamaican-inspired recipe that calls for fresh ginger root, lemon, lime, pineapple juice, honey, raw cane sugar, herbs and spices.

●	Reed’s Premium Ginger Beer – Our Original Ginger Beer sweetened with honey and pineapple juice. (No cane sugar added.)

●	Reed’s Extra Ginger Beer – Contains 100% more fresh ginger than Reed’s Original recipe for extra spice.

●	Reed’s Strongest Ginger Beer – Contains 200% more fresh ginger than Reed’s Original for the strongest spice.

●	Reed’s Zero Sugar Extra Ginger Beer – launched in 2019, it uses a proprietary natural sweetening system for a zero-calorie version of our Reed’s Extra Ginger Beer.

Reed’s Real Ginger Ale

Reed’s Real Ginger Ale is unique for the category because it combines real fresh ginger with the classic, refreshing taste that consumers love. It contains nothing artificial and is Non-GMO project verified. We offer two sweetener options: one with cane sugar and the other with our zero-calorie proprietary natural sweetening system.

●	Reed’s Real Ginger Ale – launched in April 2020 in standard and sleek 12-ounce cans. It is the only mass market ginger ale made with organic fresh ginger.

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●	Reed’s Zero Sugar Real Ginger Ale – also launched in April 2020 in standard and slim cans. It uses proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink.

●	NEW! Reed’s Mocktails- In 2021 Reed’s line extended its Zero Sugar Ginger Ale, with the launch of Mocktail Flavors. It uses our proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink. The two flavors are Shirley Tempting and Transfusion.

Reed’s Ready to Drink

NEW! Reed’s Zero Sugar Classic Mule: Launched in 2020 and expanded to 37 states in 2021, Reed’s first-ever alcoholic offering is packed with REAL, fresh ginger root and made through a unique handcrafted brewing and fermentation process. It contains 7% alcohol, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate mule, made with fresh ginger root, to be enjoyed anytime, anywhere.

Other New Ginger Beverages under the Reed’s brand

Reed’s Wellness Ginger Shots – launched in February 2020 offered in two varieties: Daily Ginger and Ginger Energize. These convenient, shelf-stable shots provide a ginger boost on the go.

Virgil’s Handcrafted Sodas

Virgil’s is a premium handcrafted soda that uses only natural ingredients to create bold renditions of classic flavors. We don’t use any artificial preservatives, any artificial colors, or any GMO-sourced ingredients, and our Virgil’s line is certified kosher. The Virgil’s line includes the following products:

●	Handcrafted Line: Virgil’s first Handcrafted soda was launched in 1994. It began as one man’s passion to create the finest root beer ever produced and has since won numerous awards. Virgil’s difference is using natural ingredients to craft bold, classic soda flavors. Virgil’s Handcrafted line includes Root Beer, Vanilla Cream, Black Cherry, and Orange Cream.

●	Zero Sugar Line: Virgil’s launched a new line of Zero Sugar, Zero Calorie craft sodas in 2019. Each Zero Sugar soda is sweetened with a proprietary blend of natural sweeteners with no added sugars and is certified Keto. This natural line of Zero Sugar flavors includes Root Beer, Cola, Black Cherry, Vanilla Cream, Orange Cream, Lemon-Lime, Ginger Ale, Grapefruit and Dr. Better.

Our Primary Markets

We target a smaller segment of the estimated $25 billion mainstream carbonated and non-carbonated soft drink markets in the United States. Our brands are generally considered premium and natural, with upscale packaging. They are loosely defined as the craft specialty bottled carbonated soft drink category.

We have an experienced and geographically diverse sales force promoting our products, with senior sales representatives strategically placed in multiple regions across the country, supported by local Reed’s sales staff. Additionally, we have sales managers handling national accounts for natural, specialty, grocery, mass, club, drug and convenience channels. Our sales managers are responsible for all activities related to the sales, distribution, and marketing of our brands to our entire retail partner and distributor network in North America. The Company not only employs an internal sales force but has partnered with independent sales brokers and outside representatives to promote our products in specific channels and key targeted accounts.

We sell to well-known popular natural food and gourmet retailers, large grocery store chains, mass merchants, club stores, convenience and drug stores, liquor stores, industrial cafeterias (corporate feeders), and to on-premise bars and restaurants nationwide and in some international markets. We also sell our products and promotional merchandise directly to consumers via the Internet through our Amazon storefront which can be accessed through our company web site www.drinkreeds.com.

Some of our representative key customers include:

●	Natural stores: Whole Foods Market, Sprouts, Natural Grocers by Vitamin Cottage, Fresh Thyme Farmers Market, Mother’s

●	Gourmet & specialty stores: Trader Joe’s, Bristol Farms, Lazy Acres, The Fresh Market, Central Market

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●	Grocery and mass chains: Kroger (and all Kroger banners), Albertson’s/Safeway, Publix, Food Lion, Stop & Shop, H.E.B., Wegmans, Target, Walmart

●	Club stores: Costco and BJ’s

●	Liquor stores: BevMo!, Total Wine & More, Spec’s

●	Convenience & drug stores: Circle K, CVS Health, Rite Aid, QuikTrip

Recent Developments

Nasdaq Listing Extension

On August 16, 2021, we received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). We had 180 days from August 16, 2021, or through February 14, 2022, to regain compliance with the Bid Price Rule. On February 15, 2022, we were provided an additional 180 calendar day compliance period, or until August 15, 2022, to demonstrate compliance with the Bid Price Rule. On August 16, 2022, we received a letter from the Staff indicating that, based upon our continued non-compliance with the Bid Price Rule, the Staff had determined to delist our securities from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). Such letter also indicated that we were not in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing of the Common Stock on Nasdaq as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”). Our Form 10-Q for the period ended June 30, 2022 reported a stockholders’ deficit of $419,000, and as of August 16, 2022 and the date of this prospectus, we did not meet the alternative compliance standards relating to the f market value of listed securities or net income from continuing operations.

We timely requested a hearing before the Panel. Following the hearing, on September 28, 2022, the Panel granted our request for continued listing of our common stock (the “Exception”). Pursuant to the Exception, we have until February 13, 2022 to regain compliance with the Bid Price Rule and the Minimum Stockholders’ Equity Rule. The Exception is subject to a number of conditions that must be satisfied on or before interim deadlines.

The first interim deadline, which we satisfied at the 2022 Annual Meeting of Stockholders, was receipt of stockholder approval on or before October 5, 2022 for (i) for the purposes of the rules of Nasdaq, the potential issuance of more than 19.9% of our outstanding common stock upon conversion of its 10% Secured Convertible Notes and (2) an amendment to our certificate of incorporation to effect a reverse stock split of the outstanding shares of our common stock by a ratio of not less than one-for-six and not more than one-for-twenty-five at any time on or prior to December 31, 2022, with the exact ratio to be set at a whole number within this range by the board of the company in its sole discretion.

The second interim deadline has also been satisfied, by the filing of this Registration Statement on Form S-1 on or before November 1, 2022.

Pursuant to the Exception, we are required to provide the Panel with prompt notification of any significant events that occur including any event that may call into question our ability to satisfy the terms of the Exception.

We intend to effectuate our reverse stock split prior to December 31, 2022 and expect that the net proceeds from this offering will put us in compliance with the Minimum Stockholders’ Equity Rule.

Corporate Information

Our principal executive offices are located at 201 Merritt 7 Corporate Park Norwalk, Connecticut 06851. Our telephone number is (203) 890-0557. Our corporate website is www.reedsinc.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

Common stock we are offering	shares (or shares if the underwriter’s option to purchase additional shares of common stock is exercised in full) based on the sale of our common stock at an assumed public offering price of $ per share, which is equal to the last reported sales price of our common stock on The Nasdaq Capital Market on , 2022.

Common stock outstanding immediately before this offering	112,956,351 shares

Common stock outstanding immediately after this offering	shares (or shares if the underwriter’s option to purchase additional shares of common stock is exercised in full)

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $            million (based on the sale of our common stock at an assumed public offering price of $        per share, which is equal to the last reported sales price of our common stock on The Nasdaq Capital Market on        , 2022) after deducting underwriting discount and commissions and estimated offering expenses payable by us. If the underwriter’s option to purchase additional shares of common stock is exercised in full, we estimate that the net proceeds from this offering will be approximately $            million after deducting underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering primarily for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

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Nasdaq listing symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “REED.”

The number of shares of common stock to be outstanding after this offering is based on 112,652,320 shares outstanding as of June 30, 2022, and does not include, as of such date:

● 9,801,201 shares of our common stock underlying option awards under authorized equity compensation plans;

● 275,860 shares of our common stock underlying restricted stock awards under authorized equity compensation plans;

● 37,644 shares of our common stock that have been reserved for issuance upon conversion of outstanding preferred stock;

● 13,107,469 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants; and

● 22,457,782 shares of our common stock that have been reserved for issuance upon conversion of outstanding notes.

Unless otherwise indicated, the information in this supplement assumes no exercise of the underwriter’s over-allotment option.

To the extent that any outstanding warrants are exercised, outstanding notes are converted, new awards are issued under our equity compensation plans, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to the investor.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our common stock.

Our common stock is currently listed for trading on The Nasdaq Capital Market. We must satisfy the continued listing requirements of Nasdaq to maintain the listing of our common stock on The Nasdaq Capital Market.

On August 16, 2021, we received notice from the Staff of Nasdaq indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq as set forth in Nasdaq Listing Rule 5550(a)(2). We had 180 days from August 16, 2021, or through February 14, 2022, to regain compliance with the Bid Price Rule. On February 15, 2022, we were provided an additional 180 calendar day compliance period, or until August 15, 2022, to demonstrate compliance with the Bid Price Rule. On August 16, 2022, we received a letter from the Staff indicating that, based upon our continued non-compliance with the Bid Price Rule, the Staff had determined to delist our securities from Nasdaq unless we timely requested a hearing before the Panel. Such letter also indicated that we were not in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing of the Common Stock on Nasdaq as set forth in Nasdaq Listing Rule 5550(b)(1). Our Form 10-Q for the period ended June 30, 2022 reported a stockholders’ deficit of $419,000, and as of August 16, 2022 and the date of this prospectus, we did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations.

We timely requested a hearing before the Panel. Following the hearing, on September 28, 2022, the Panel granted our request for continued listing of our common stock. Pursuant to the Exception, we have until February 13, 2022 to regain compliance with the Bid Price Rule and the Minimum Stockholders’ Equity Rule. The Exception is subject to a number of conditions that must be satisfied on or before interim deadlines.

There can be no assurance that we will be able to satisfy the conditions set forth in the Exception on a timely basis, if at all, or that we will ultimately regain and sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. In the event that we are unable to comply with the terms of the Exception, our common stock may be delisted from Nasdaq.

If our common stock were delisted from Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting would materially and adversely affect our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

You will experience immediate and substantial dilution in net tangible book value of the shares you purchase in this offering.

The public offering price per share of common stock will be substantially higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale of           shares of our common stock at an assumed public offering price of $           per share, which is equal to the last reported sale price per share of our common stock on The Nasdaq Capital Market on                  , 2022, after deducting after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will incur immediate dilution in as adjusted net tangible book value of approximately $      per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

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Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

Our common stock is thinly traded, and investors may be unable to sell some or all of their shares at the price they would like, or at all, and sales of large blocks of shares may depress the price of our common stock.

Our common stock has historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing shares of our common stock at prevailing prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in shares of our common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. This could lead to wide fluctuations in our share price. Investors may be unable to sell their common stock at or above their purchase price, which may result in substantial losses. Also, as a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of shares of our common stock in either direction. The price of shares of our common stock could, for example, decline precipitously in the event a large number of shares of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell such shares.

We expect to complete a reverse stock split to regain compliance with Nasdaq listing rules prior to December 31, 2022 and we cannot predict the effect that any reverse stock split will have on the market price for shares of our common stock.

We expect to complete a reverse stock split on or before December 31, 2022, in order to regain compliance with the Bid Price Rule. We cannot predict the effect that a reverse stock split will have on the market price for shares of our common stock, and the history of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Even if a reverse stock split has a positive effect on the market price for shares of our common stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our common stock following the reverse stock split.

The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio of the proposed reverse stock split, which will result in a significant increase in the availability of authorized shares of common stock.

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Furthermore, even if the reverse stock split does result in an increased market price per share of our common stock, the market price per share following the reverse stock split may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our common stock after a reverse stock split could be lower than the total market capitalization before the reverse stock split. Also, even if there is an initial increase in the market price per share of our common stock after a reverse stock split, the market price many not remain at that level.

If the market price of shares of our common stock declines following a reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split due to decreased liquidity in the market for our common stock. Accordingly, the total market capitalization of our common stock following the reverse stock split could be lower than the total market capitalization before the reverse stock split.

The delisting of our common stock from Nasdaq would constitute a Make-Whole Fundamental Change under our 10% Secured Convertible Promissory Notes.

On May 9, 2022, we sold $11,250,000 of secured convertible promissory notes (“Notes”) in a private placement. We also granted the investors an option to purchase up to an additional $12,000,000 aggregate principal amount of Notes, having identical terms (other than with respect to the issue date) to the initial Notes issued. Investors exercised $2,500,000 of the option on September 14, 2022, subject to certain terms and conditions. The Notes are convertible at the option of the holder into shares of common stock.

The delisting of our common stock from Nasdaq would constitute a Make-Whole Fundamental Change under the Notes. In such circumstance, the holders of the Notes would have the right to require Reed’s to repurchase the Notes at a purchase price of 100% of the principal amount held by such holder, plus accrued and unpaid interest through, but not including, the repurchase date. In addition, we would also be required to pay the holders of the Notes a Make-Whole Fundamental Change payment. The repurchase of the Notes as a result of a Make-Whole Fundamental Change would likely render us insolvent and result in a bankruptcy, insolvency, liquidation, reorganization or other similar event. Such an event could result in substantial dilution to investors in our common stock or a total loss of your investment.

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with the Nasdaq bid price rule.

Our board expects that the reverse stock split of our common stock will increase the market price of our common stock so that we are able to attract investment and maintain compliance with the Nasdaq bid price rule. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances, is varied. It is possible that (i) the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, (ii) the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks, or result in increased trading volume or liquidity; or (iii) the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. Even after we effect a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the reverse stock split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including the Minimum Stockholders’ Equity Rule.

The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio, which may result in a significant increase in the availability of authorized shares of common stock and will be dilutive to our stockholders.

The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio, which will result in a significant increase in the availability of authorized shares of common stock. Any additional common stock so authorized will be available for issuance by the board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of our debt into equity, or other corporate purposes, and any such issuances may be dilutive to current stockholders.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We may seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 180,000,000 shares of common stock and 500,000 shares of preferred stock. The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio of the proposed reverse stock split, which will result in a significant increase in the availability of authorized shares of common stock. Any additional common stock so authorized will be available for issuance by the board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of our debt into equity, or other corporate purposes, and any such issuances may be dilutive to current stockholders. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, the other reports, statements, and information that we have previously filed or that we may subsequently file with the Securities and Exchange Commission (“SEC”) and public announcements that we have previously made or may subsequently make include, may include, incorporate by reference or may incorporate by reference certain statements that may be deemed to be forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus and those reports, statements, information and announcements address activities, events or developments that Reed’s, Inc. (hereinafter referred to as “we,” “us,” “our” or “Reed’s”) expects or anticipates will or may occur in the future. Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements.

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The risk factors referred to in this prospectus beginning on page 5 could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following risk factors:

● The availability and cost of capital to finance working capital and our operating plans,

● Maintaining the listing of our common stock on the Nasdaq Capital Market or other national securities exchange. We will be subject to delisting if we do not meet the Bid Price Rule or the Minimum Stockholders Equity Rule.

● Our ability to generate sufficient cash flow to support marketing and product development plans and general operating activities,

● Decreased demand for our products resulting from changes in consumer preferences,

● Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

● The introduction of new products,

● Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

● Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

● Our ability to penetrate new markets and maintain or expand existing markets,

● Maintaining existing relationships and expanding the distributor network of our products,

● Decline in global financial markets, economic downturn and business interruptions resulting from effects of coronavirus COVID-19 or any other global pandemic,

● Our ability to remediate weaknesses we may identify in our disclosure controls and procedures and our internal control over financial reporting in future periods in a timely enough manner to eliminate the risks posed by such material weaknesses,

● The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

● Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

● The effectiveness of our advertising, marketing and promotional programs,

● Changes in product category consumption,

● Economic and political changes,

● Consumer acceptance of new products, including taste test comparisons,

● Possible recalls of our products; and

● Economic impact of the war in Ukraine.

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Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $          million, or $        million if the underwriter exercises its over-allotment option in full, assuming the sale of            shares of common stock at an offering price per share of common stock of $         , which is equal to the last reported sales price of our common stock on The Nasdaq Capital Market on              , 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us

A $1.00 increase (decrease) in the assumed public offering price of  $          per share would increase (decrease) the net proceeds to us from this offering by approximately $          , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase (decrease) the number of shares we are offering. An increase (decrease) of                in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by approximately $             , assuming the assumed public offering price stays the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds for working capital and general corporate purposes.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the offering price per share and the as adjusted net tangible book value per shares of common stock after this offering.

As of June 30, 2022, our net tangible book deficit was $(1.04 million), or $(0.01) per share of common stock. Net tangible book deficit per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

After giving effect to the assumed sale of shares of common stock in this offering at an assumed public offering price of $ per share, which is equal to the last reported sales price of our common stock on The Nasdaq Capital Market on         , 2022, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $ million, or approximately $ per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $ per share to our existing stockholders and an immediate dilution of $        per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting as adjusted net tangible book value per share after giving effect to this offering from the assumed public offering price per share paid by investors participating in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed public offering price per share	$
Historical net tangible book deficit per share at June 30, 2022		$(0.01)
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$

As adjusted net tangible book value per share after this offering	$
Dilution in net tangible book value per share to new investors	$

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Each $1.00 increase (decrease) in the assumed public offering price of $      per share, which is equal to the last reported sales price of our common stock on The Nasdaq Capital Market on         , 2022, would increase (decrease) our as adjusted net tangible book deficit per share to existing investors by $       , and would increase (decrease) dilution per share to new investors in this offering by $         , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of               shares offered by us would increase (decrease) our as adjusted net tangible book value per share and the dilution per share to new investors purchasing securities in this offering by $            assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercises its over-allotment option in full, the as adjusted net tangible book value per share after giving effect to this offering would be approximately $        per share, which represents an immediate increase in the as adjusted net tangible book value of $ per share of our common stock to existing stockholders and an immediate dilution in the as adjusted net tangible book value of $       per share of our common stock to new investors participating in this offering.

The number of shares of common stock to be outstanding after this offering is based on 112,652,320 shares outstanding as of June 30, 2022, and does not include, as of such date:

● 9,801,201 shares of our common stock underlying option awards under authorized equity compensation plans;

● 275,860 shares of our common stock underlying restricted stock awards under authorized equity compensation plans;

● 37,644 shares of our common stock that have been reserved for issuance upon conversion of outstanding preferred stock;

● 13,107,469 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants; and

● 22,457,782 shares of our common stock that have been reserved for issuance upon conversion of outstanding notes.

The information discussed above is illustrative only and will be adjusted based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing. To the extent that any outstanding warrants are exercised, outstanding notes are converted, new awards are issued under our equity compensation plans, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to the investor.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”) and our amended and restated bylaws, as further amended (“Bylaws”) and to the applicable provisions of Delaware law.

We are authorized to issue 180,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of October 28, 2022, we had 112,956,351 shares of common stock issued and outstanding.

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At our 2022 Annual Stockholders Meeting, stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of the outstanding shares of the company’s common stock by a ratio of not less than one-for-six and not more than one-for-twenty-five at any time on or prior to December 31, 2022, with the exact ratio to be set at a whole number within this range by the board of the company in its sole discretion.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our Bylaws (provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaw provisions adopted or amended by the board of directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders) which could delay, defer or prevent a change in control.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

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Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our Certificate also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our Bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers. We also have entered into indemnification agreements with certain of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “REED”.

Transfer Agent

The transfer agent for the Company’s common stock is Transfer Online, Inc., telephone (503) 227-2950.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock provided below opposite its name.

Underwriter	Number of Shares
Roth Capital Partners, LLC

Total

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares for which the option has been exercised.

Discount, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $       per share. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

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The following table shows the underwriting discount payable to the underwriter by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

	Per share	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$

We have also agreed to reimburse the underwriter for certain out-of-pocket expenses (subject to our prior written consent for any individual expenses in excess of $1,000) and to reimburse the underwriter for the fees and disbursements of its counsel, up to an aggregate of $125,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount and commissions referred to above, will be approximately $        .

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We and our officers and directors and have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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The underwriter may also engage in passive market making transactions in our common stock. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “REED.” The transfer agent of our common stock is Transfer Online, Inc., telephone (503) 227-2950.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

15

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

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European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022;

our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, filed with the SEC on May 16, 2022 and June 30, 2022, filed with the SEC on August 15, 2022;

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●	our Current Reports on Form 8-K dated December 30, 2021 (as filed January 5, 2022), March 10, 2022 (as filed March 14, 2022), March 21, 2022 (as filed March 22, 2022 and amended July 7, 2022), March 28, 2022 (as filed April 1, 2022), May 9, 2022 (as filed May 10, 2022), May 28, 2022 (as filed June 3, 2022); June 30, 2022 (as filed July 7, 2022); August 16, 2022 (as filed August 22, 2022), August 23, 2022 (as filed August 24, 2022), September 21, 2022 (as filed September 21, 2022), October 3, 2022 (as filed October 3, 2022) October 5, 2022 (as filed October 6, 2022);

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 31, 2022, as supplemented on Form DEFR14A on September 21, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32501), filed with the SEC pursuant to Section 12(b) of the Exchange Act on May 9, 2019, as may be amended, including any further amendment or report filed hereafter for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.reedsinc.com and the URL where incorporated reports and other reports may be accessed is http://reedsinc.com/investors/sec-filings/.

Investor Relations at Reed’s Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

ir@reedsinc.com

(800) 997-3337 Ext. 2 or (617) 956-6736

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus or any supplement to this prospectus. You should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Raines Feldman LLP, Los Angeles, CA. The underwriter is being represented by Lowenstein Sandler LLP, New York, NY, in connection with this offering.

EXPERTS

The financial statements as of December 31, 2020 and 2021 incorporated by reference in this prospectus have been audited by Weinberg & Co., P.A., an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

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Up to          Shares of Common Stock

Roth Capital Partners

PRELIMINARY PROSPECTUS

The date of this prospectus is            , 2022.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Reed’s, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be
Paid
SEC Registration fee	$887.11
Financial Industry Regulatory Authority, Inc. filing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent’s fees	*
Miscellaneous fees and expenses	*
Total	$ *

* to be completed by amendment

Item 14. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

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Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We currently provide liability insurance coverage for our directors and officers.

The Registrant enters into indemnification agreements with executive officers and directors, which provide that we shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by the Registrant to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by the Registrant with respect to a claim for which indemnification was obtained.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

On May 9, 2022, the Registrant entered into a Note Purchase Agreement with certain institutional investors pursuant to which the investors agreed to purchase, and the Registrant agreed to issue and sell in a private placement, $11,250,000 of secured convertible promissory notes (“Notes”). The Registrant also granted the investors an option to purchase up to an additional $12,000,000 aggregate principal amount of Notes, having identical terms (other than with respect to the issue date) to the initial Notes issued. Investors exercised $2,500,000 of the option on September 14, 2022, subject to certain terms and conditions. The Notes are convertible at the option of the holder into shares of common stock. The initial conversion rate of the Notes is 4.1503 shares per $1 of principal amount converted, subject to customary anti-dilution adjustments. Upon conversion, holders of the Notes are also entitled to receive an interest make-whole payment, which is payable, at the Registrant’s election, in cash or, subject to certain limitations, in shares of common stock valued at a 10% discount to the 5-day volume-weighted average price.

On March 11, 2021, the Registrant entered into an amendment to that certain Financing Agreement dated October 4, 2018, as amended or supplemented with its senior secured lender, Rosenthal & Rosenthal, Inc. (“Rosenthal”) releasing that irrevocable standby letter of credit by Daniel J. Doherty, III and Daniel J. Doherty, III 2002 Family Trust in the amount of $1.5 million, which served as financial collateral for certain obligations of the Registrant under the Rosenthal credit facility, with a two million dollar ($2,000,000) pledge of securities to Rosenthal by John J. Bello and Nancy E. Bello, as Co-Trustees of The John and Nancy Bello Revocable Living Trust, under trust agreement dated December 3, 2012, evidenced by that certain Pledge Agreement to Rosenthal, and as to which Rosenthal has a first and only perfected security interest by the Securities Account Control Agreement held by securities broker. John Bello, Chairman and former Interim Chief Executive Officer of the Registrant, was a related party. He was also a greater than 5% beneficial owner of the Registrant’s common stock. As consideration for the collateral support, Mr. Bello received 400,000 shares of the Registrant’s restricted common stock.

On November 24, 2021, the Bello trust provided additional collateral support securing a $2,500,000 over-advance under the Financing Agreement, and John J. Bello also provided a personal guarantee. The additional collateral was released on March 17, 2022 along with the personal guarantee. The initial pledged collateral was released March 30, 2022 with the pay-off of the Rosenthal facility.

John J. Bello is the current Chairman, significant stockholder and former Interim Chief Executive Officer of the Registrant. As consideration for the collateral support, Mr. Bello received 400,000 shares of restricted stock and a warrant to purchase up to 1,500,000 shares of common stock at an exercise price of $0.46 per share.

On March 10, 2022, the Registrant entered into a Securities Purchase Agreement with certain institutional and accredited investors pursuant to which the investors purchased, in a private placement, an aggregate of 18,594,571 shares of the Registrant’s common stock and warrants to purchase an aggregate of 9,297,289 shares of common stock. The purchase price per share of common stock and associated warrant was $0.28 for the investors (other than officers and directors of the Registrant) and $0.3502 for the officers and directors of the Registrant in compliance with the rules of the Nasdaq Stock Market. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.2877 per share. The warrants are exercisable at a per share exercise price of $0.2877 for a period of five years commencing six months from the closing date. The warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Registrant. Officers and directors of the Registrant purchased approximately $1.1 million of the securities in the offering. The offering closed on March 11, 2022. The gross proceeds to the Registrant, before deducting placement agent fees and other offering expenses, were approximately $5.4 million.

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On December 11, 2020, the Registrant entered into a Satisfaction, Settlement and Release Agreement with Raptor/ Harbor Reeds SPV, LLC (“Raptor”) satisfying all of its obligations to Raptor as its junior secured lender. Raptor was a related party. Daniel J. Doherty III, at the time a director of the Registrant, was a principal and member of Raptor. The transaction was completed on December 15, 2020. Prior to this transaction, the Registrant’s obligation under that certain Senior Secured Amended and Restated Subordinated Convertible Non-Redeemable Secured Note (“Subordinated Note”) dated October 4, 2018 in favor of Raptor, including accrued and unpaid interest through maturity on April 21, 2021, was approximately $5.5 million. In full satisfaction of the Subordinated Note, including release of collateral, and termination of related junior lender documentation, the Registrant (a) paid Raptor $4,250,000 in cash, (b) issued to Raptor a 5-year warrant to purchase 1,000,000 shares of common stock with an exercise price of $0.644 and (c) issued to Raptor 1,339,286 shares of common stock upon conversion of $750,000.00 of the Subordinated Note at the reduced per share conversion price of $0.56.

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit		Filed	Incorporated by Reference
No.	Exhibit Title	Herewith	Form	Exhibit	File No.	Date Filed
1.1**	Form of Underwriting Agreement
3 (i)	Certificate of Incorporation of Reed’s, Inc., as amended		10-K	3(i)	001-32501	04/15/2022
3 (ii)	Amended and Restated Bylaws of Reed’s, Inc.		10-KA	3.8	001-32501	04/08/2020
4.1	Form of common stock certificate		SB-2	4.1	333-120451
4.2	Form of series A preferred stock certificate		SB-2	4.2	333-120451
4.3	Form of common stock purchase warrant issued to investors on June 2, 2016		8-K	4.1	001-32501	6/03/2016
4.4	Form of common stock purchase warrant issued to Maxim Group LLC on June 2, 2016		8-K	4.2	001-32501	6/03/2016
4.5	Form of common stock purchase warrant issued to PMC Financial Services Group, LLC on November 9, 2015		10-Q	10.1	001-32501	5/11/2016
4.6	Form of 2017-1 common stock purchase warrant		8-K	4.1	001-32501	4/24/2017
4.7	Form of 2017-2 common stock purchase warrant		8-K	4.2	001-32501	4/24/2017
4.8	Form of 2017-3 common stock purchase warrant		8-K	4.1	001-32501	7/14/2017
4.9	Form of 2017-4 common stock purchase warrant		8-K	4.2	001-32501	7/14/2017
4.10	Form of common stock purchase Warrant issued to Raptor/ Harbor Reed’s SPV on December 11, 2020		10-K	4.10	001-32501	3/30/2021
4.11	Form of Warrant (Union Square Park Partners, LP)		8-K	4.1	001-32501	3/22/2022
4.12	Form of Warrant 2022 PIPE		8-K	4.1	001-32501	3/14/2022
4.13	Form of Secured Convertible Promissory Note issued May 9, 2022		8-K	4.1	001-32501	5/10/2022
5.1**	Opinion of Raines Feldman, LLP
10.1	Satisfaction Settlement and Release Agreement by and between Reed’s, Inc. and Raptor/ Harbor Reeds SPV, dated December 11, 2020		10-K	10.1	001-32501	3/20/2021
10.2	Registration Rights Agreement by and between Reed’s, Inc. and Raptor/ Harbor Reeds SPV, dated December 11, 2020		10-K	10.2	001-32501	3/20/2021
10.3	Amendment dated March 11, 2021 to Financing Agreement dated October 4, 2018 by and between Reed’s, Inc, and Rosenthal & Rosenthal, Inc.		10-K	10.3	001-32501	3/20/2021
10.4	Registration Rights Agreement by and between Reed’s, Inc., and purchasers signatory thereto dated May 26, 2016		8-K	10.3	001-32501	6/03/2016
10.5	Form of Registration Rights Agreement by and between Reed’s, Inc. and Raptor/Harbor Reeds SPV LLC dated April 21, 2017		8-K	10.3	001-32501	4/24/2017
10.6*	Reed’s, Inc. 2017 Incentive Compensation Plan		S-8	4.2	333-222741	1/29/2018
10.7*	Reed’s, Inc. 2020 Equity Incentive Plan		S-8	4.2	333-252140	1/15/2021
10.8	Amendment dated December 23, 2020 to Financing Agreement dated October 4, 2018 between Reed’s, Inc. and Rosenthal & Rosenthal, Inc.		10-K	10.8	001-32501	3/20/2021
10.9	Inventory Security Agreement by and between Reed’s, Inc. and Rosenthal & Rosenthal Inc. dated October 4, 2018		10-Q	10.2	001-32501	11/14/2018
10.10	Intellectual Property Security Agreement by and between Reed’s, Inc. and Rosenthal & Rosenthal Inc. dated October 4, 2018		10-Q	10.3	001-32501	11/14/2018
10.11	Security Interest (short form) by Reed’s, Inc. in favor of Rosenthal & Rosenthal Inc. dated October 4, 2018		10-Q	10.4	001-32501	11/14/2018
10.12	Termination Agreement by and between Rosenthal & Rosenthal Inc. and Raptor/Harbor Reeds SPV LLC dated October 4, 2018		10-K	10.12	001-32501	3/20/2021

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10.13	Sublease Agreement by and between Reed’s, Inc., Merritt 7 Venture L.L.C., and GE Capital US Holdings, Inc., dated September 1, 2018		10-Q	10.7	001-32501	11/14/2018
10.14	Asset Purchase Agreement by and between Reed’s, Inc. and California Custom Beverage LLC dated December 31, 2018		8-K	10.1	001-32501	12/31/2018
10.15	Assignment and Assumption of Lease and Consent of Lessor by and between Reed’s, Inc. and California Custom Beverage LLC dated December 31, 2018		8-K	10.2	001-32501	12/31/2018
10.18	Form of Indemnification Agreement by and between Reed’s, Inc. and officers and directors		10-K	10.31	001-32501	4/01/2019
10.19*	Executive Employment Agreement by and between Reed’s, Inc. and Thomas J. Spisak dated December 2, 2019		10-KA	10.38	001-32501	4/08/2020
10.20*	Form of Non-Employee Director Nonstatutory Stock Option Agreement		8-K	10.1	001-32501
10.21*	Form of Executive Incentive Stock Option Agreement		10-K		001-32501	8/10/2020
10.22*	Amended and Restated Employment Agreement by and between Reed’s, Inc. and Norman E. Snyder, Jr. dated June 24, 2020		10-Q	10.1	001-32501	8/10/2020
10.23	Form of Reed’s, Inc. Promissory Note, in the principal amount of $769,816 in favor of City National Bank, dated April 20, 2020.		8-K	10.1	001-32501	5/01/2020
10.24	Manufacturing and Distribution Agreement by and between Reed’s, Inc. and B C Marketing Concepts Inc., dba Full Sail Brewing Company dated October 11, 2019		10-Q	10.3	001-32501	11/13/2019
10.25	Recipe Development Agreement Reed’s, Inc. and B C Marketing Concepts Inc., dba Full Sail Brewing Company dated October 11, 2019		10-Q	10.4	001-32501	11/13/2019
10.26	Financing Agreement by and between Reed’s, Inc. and Rosenthal & Rosenthal Inc. dated October 4, 2018		10-Q	10.1	001-32501	11/14/2018
10.27	Form of Securities Purchase Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022		8-K	10.1	001-32501	0001-32501
10.28	Form of Registration Rights Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022		8-K	10.2	001-32501	0001-32501
10.29	Amendment dated December 23, 2020 to Financing Agreement dated October 4, 2018 between Reed’s, Inc. and Rosenthal & Rosenthal, Inc.		10-K	10.29	001-32501	04/15/2022
10.30	Rosenthal & Rosenthal, Inc. Partial Release of Pledge Agreement dated March 17, 2022		10-K	10.30	001-32501	04/15/2022
10.31	Ledgered ABL Agreement by and between Reed’s, Inc. and Alterna Capital Solutions, LLC dated March 28, 2022		10-K	10.31	001-32501	04/15/2022
10.32	Note Purchase Agreement dated May 9, 2022 between Reed’s, Inc. and Purchasers.		10-K	10.1	001-32501	5/10/2022
10.33	Registration Rights Agreement dated May 9, 2022 between Reed’s, Inc. and Noteholders		10-K	10.2	001-32501	5/10/2022
10.34	Collateral Sharing Agreement dated May 9, 2022 by and among Alterna Capital Solutions LLC, Reed’s, Inc., and Wilmington Savings Fund Society, Fsb. on behalf of Noteholders		10-K	10.3	001-32501	5/10/2022
21	Subsidiaries of Reed’s, Inc.		10-K	21	0001-32501	3/30/2021
23.1	Consent of Weinberg & Co., PA	X
23.2**	Consent of Raines Feldman, LLP (included in Exhibit 5.1)
24.1	Power of attorney (included on the signature page hereto)	X
107	Filing Fee Table	X

*	management contract or compensatory plan, contract or arrangement.
**	to be filed by amendment

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on October 31, 2022.

REED’S, INC.

By:	/s/ Norman E. Snyder, Jr.
Norman E. Snyder, Jr.
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Norman E. Snyder, Jr. and Thomas J. Spisak, and each and either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Norman E. Snyder, Jr.	Chief Executive Officer, Director,	October 31, 2022
Norman E. Snyder, Jr.	(Principal Executive Officer)

/s/ Thomas J. Spisak	Chief Financial Officer, Secretary	October 31, 2022
Thomas J. Spisak	(Principal Accounting Officer)

/s/ John Bello	Chairman	October 31, 2022
John Bello

/s/ Lewis Jaffe	Director	October 31, 2022
Lewis Jaffe

/s/ James C. Bass	Director	October 31, 2022
James C. Bass

/s/ Louis Imbrogno, Jr.	Director	October 31, 2022
Louis Imbrogno Jr.

/s/ Thomas W. Kosler	Director	October 31, 2022
Thomas W. Kosler

/s/ Leon M. Zaltzman	Director	October 31, 2022
Leon M. Zaltzman

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